Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2014 and Reaffirms Full Year 2014 Guidance

CONCORD, NC (July 30, 2014) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported second quarter 2014 total revenues of $175.9 million, adjusted non-GAAP net income of $27.3 million or $0.66 per diluted share, and GAAP net income of $27.2 million or $0.66 per diluted share. Six month 2014 total revenues were $260.4 million, adjusted non-GAAP net income was $28.4 million or $0.69 per diluted share, and GAAP net income was $29.1 million or $0.70 per diluted share. These items are further discussed and reconciled with comparable GAAP amounts below. These results were within management’s expectations, and SMI reaffirmed its full year 2014 earnings guidance of $0.90 to $1.10 per diluted share.

Management believes many of the Company’s revenue categories continue to be negatively impacted by the ongoing weak and uncertain economic conditions, including unemployment and high fuel, food and health-care costs. Also, many parts of the East Coast of the United States experienced a particularly harsh or longer-lasting winter in 2014. Management believes admissions were negatively impacted by poor weather surrounding certain first quarter 2014 racing events held at Bristol Motor Speedway, including its rain delayed NASCAR Sprint Cup race, and second quarter 2014 NASCAR racing events held at Texas Motor Speedway, including its rain postponed and rescheduled Sprint Cup race.

Second Quarter Comparison:

●	Las Vegas Motor Speedway held a NHRA Nationals racing event in the first quarter 2014 that was held in the second quarter 2013
●	Total revenues were $175.9 million in 2014 compared to $176.8 million in 2013
●	Sizable reduction in 2014 interest expense from 2013 debt refinancing transactions
●	In 2014 (after tax items):
o	Accelerated depreciation on damaged and retired assets of $1.1 million or $0.03 per diluted share
o	Gain from involuntary property conversion of $620,000 or $0.02 per diluted share
o	Decrease in accrued interest and penalties on estimated income taxes of $397,000 or $0.01 per diluted share
●	In 2013 (after tax items):
o	Goodwill impairment charge of $86.7 million or $2.09 per diluted share
o	Loss on early debt redemption and refinancing of $11.6 million or $0.28 per diluted share
o	One-time benefit from state income tax restructuring of $4.1 million or $0.10 per diluted share
●	Net income was $27.2 million or $0.66 per diluted share in 2014 compared to a net loss of $67.8 million or $1.64 per diluted share in 2013
●	Non-GAAP net income was $27.3 million or $0.66 per diluted share in 2014 compared to $26.4 million or $0.64 per diluted share in 2013

Year-to-Date Comparison

●	Total revenues were $260.4 million in 2014 compared to $261.0 million in 2013
●	Sizable reduction in 2014 interest expense from 2013 debt refinancing transactions
●	Items and amounts in 2014 and 2013 as described in Second Quarter Comparison above, and an after tax insurance recovery gain of $791,000 or $0.02 per diluted share in 2014
●	Net income was $29.1 million or $0.70 per diluted share in 2014 compared to a net loss of $69.2 million or $1.67 per diluted share in 2013
●	Non-GAAP net income was $28.4 million or $0.69 per diluted share in 2014 compared to $25.1 million or $0.61 per diluted share in 2013

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results separate from the non-recurring and other non-GAAP items described below.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended June 30:		Six Months Ended June 30:
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$27,199	$(67,811)	$29,066	$(69,179)
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	411	--	(380)	--
Accelerated depreciation on retired assets	712	--	712	--
Gain from involuntary property conversion	(620)	--	(620)	--
Impairment of goodwill	--	86,696	--	86,696
Loss on early debt redemption and refinancing	--	11,619	--	11,619
Decrease in accrued interest and penalties on estimated income tax liabilities (2014), and state income tax restructuring benefits (2013)	(397)	(4,056)	(397)	(4,056)
Non-GAAP consolidated net income	$27,305	$26,448	$28,381	$25,080

Consolidated diluted earnings (loss) per share using GAAP	$0.66	$(1.64)		$(1.67)
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	0.01	--	(0.01)	--
Accelerated depreciation on retired assets	0.02	--	0.02	--
Gain from involuntary property conversion	(0.02)	--	(0.02)	--
Impairment of goodwill	--	2.09	--	2.09
Loss on early debt redemption and refinancing	--	0.28	--	0.28
Decrease in accrued interest and penalties on estimated income tax liabilities, and state income tax restructuring benefits	(0.01)	(0.10)	(0.01)	(0.10)
Non-GAAP consolidated diluted earnings per share	$0.66	$0.64	$0.69	$0.61

Significant 2014 Second Quarter Racing Events

●	Bristol Motor Speedway – Ford NHRA Thunder Valley Nationals presented by Tri-Cities Area Ford Dealers
●

Charlotte Motor Speedway – NASCAR Sprint All-Star Race, Coca-Cola 600 Sprint Cup, History 300 Nationwide and North Carolina Education Lottery 200 Camping World Truck Series, and NHRA Four-Wide Nationals

●

Kentucky Speedway – NASCAR Quaker State 400 presented by Advance Auto Parts Sprint Cup, John R. Elliott HERO Campaign 300 presented by Drive Sober or Get Pulled Over Nationwide and UNOH 225 Camping World Truck Series

●	Sonoma Raceway – NASCAR Toyota/Save Mart 350 Sprint Cup Series
●	Texas Motor Speedway – NASCAR Duck Commander 500 Sprint Cup, O’Reilly Auto Parts 300 Nationwide and WinStar World Casino & Resort 400 Camping World Truck, and IndyCar Firestone 600 Series

2014 Earnings Guidance

The Company reaffirmed that second quarter 2014 results are consistent with its previous full year 2014 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Higher fuel, health-care and food costs and continued unemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

During the six months ended June 30, 2014, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $12.5 million. On July 17, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on September 5, 2014 to shareholders of record as of August 15, 2014. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

As previously announced, on February 12, 2014, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under its stock repurchase program by one million, for a present approved program aggregate of 5,000,000 shares. During the six months ended June 30, 2014, the Company repurchased 62,000 shares of common stock for approximately $1.2 million under this program. As of June 30, 2014, the Company has repurchased 3,944,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 1,056,000.

Comments

“Our second quarter and year-to-date results reflect strong increases in track rentals and higher suite, hospitality and camping revenues on a year-over-year comparable event basis,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports, “Despite poor weather negatively impacting Bristol Motor Speedway’s March 2014 and Texas Motor Speedway’s April 2014 NASCAR racing events, these results are within our expectations. Similarly, poor weather in 2014 has overshadowed several NASCAR racing weekends and the ongoing improvements in on-track racing competition and excitement being made for our sport.

“Most of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2014, and many for years beyond, are already sold. Although some markets are recovering slower than anticipated, we believe some are stabilizing. SMI has increased efforts and investments to attract families and first-time fans, with unique pre-race and contemporary interactive digital entertainment, exciting before and after race activities, expanded premium menu and hospitality offerings, as well as wider and more comfortable seating. Also, race fans are experiencing dramatically shorter travel and parking time. SMI is striving harder than ever to provide our unrivaled fans with an entertainment experience and value second to none in motorsports.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “Similar to most other sports, motorsports continue to feel the effects of long-lasting difficult and slowly improving economic conditions. SMI is well positioned for renewed long-term growth with first-class facilities in premium markets, growing financial strength and flexibility from ongoing debt reduction and constrained capital spending and our substantial multi-year contracted revenues, including the new long-term NASCAR broadcasting and digital rights agreements through 2024. We strongly believe NASCAR’s changes to our sport continue to enhance on-track racing competition and fan appeal, and remain focused on providing the best racing product and entertainment possible. We proudly showcased one of the world’s largest high-definition video boards at Texas Motor Speedway’s April 2014 NASCAR Sprint Cup race weekend, and SMI now has two of the largest video boards in motorsports. SMI’s substantial past investments in modern facilities continue to allow us to focus capital spending on fan generating and customer service initiatives such as these huge video boards without straining our financial resources. We strongly believe the many sizeable and largely untapped demographics in motorsports, SMI’s efforts and these positive industry improvements, particularly when combined, provide us and our NASCAR entertainment industry with tremendous long-term marketing and growth opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 78217844. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) July 30th through 11:59 PM (ET) August 13th. The reference number is 78217844. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2014 and 2013

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
STATEMENT OF OPERATIONS DATA	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Revenues:
Admissions	$31,084	$34,194	$52,335	$55,950
Event related revenue	52,965	53,495	76,972	77,284
NASCAR broadcasting revenue	84,049	80,712	115,746	111,151
Other operating revenue	7,779	8,362	15,366	16,600
Total Revenues	175,877	176,763	260,419	260,985
Expenses and Other:
Direct expense of events	33,498	33,739	49,692	48,948
NASCAR event management (purse and sanction) fees	49,453	48,432	69,176	67,718
Other direct operating expense	5,150	5,286	9,879	10,267
General and administrative	25,615	23,882	48,651	45,999
Depreciation and amortization	15,359	13,822	28,911	27,563
Interest expense, net	5,326	9,241	10,927	20,151
Impairment of goodwill	-	89,037	-	89,037
Loss on early debt redemption and refinancing	-	18,467	-	18,467
Other (income) expense, net	(1,097)	160	(2,358)	305
Total Expenses and Other	133,304	242,066	214,878	328,455
Income (Loss) Before Income Taxes	42,573	(65,303)	45,541	(67,470)
Provision for Income Taxes	(15,374)	(2,508)	(16,475)	(1,709)
Net Income (Loss)	$27,199	$(67,811)	$29,066	$(69,179)

Basic Earnings (Loss) Per Share	$0.66	$(1.64)	$0.70	$(1.67)
Weighted Average Shares Outstanding	41,411	41,424	41,407	41,426

Diluted Earnings (Loss) Per Share	$0.66	$(1.64)	$0.70	$(1.67)
Weighted Average Shares Outstanding	41,431	41,441	41,430	41,439

Major NASCAR-sanctioned Events Held During Period	8	8	12	12

Certain Race Schedule Changes:

•	Las Vegas Motor Speedway held one major National Hot Rod Association racing event in the first quarter 2014 that was held in the second quarter 2013
•

Poor weather resulted in delays in starting and completing one NASCAR Sprint Cup race held at Bristol Motor Speedway in the first quarter 2014, and postponing and rescheduling one NASCAR Sprint Cup race held at Texas Motor Speedway in the second quarter 2014

BALANCE SHEET DATA	6/30/2014	6/30/2014

Cash and cash equivalents	$95,364	$97,343
Total current assets	203,605	202,208
Property and equipment, net	1,093,077	1,105,177
Goodwill and other intangible assets, net	444,630	444,635
Total assets	1,774,264	1,786,260

Deferred race event and other income, net	64,519	57,888
Total current liabilities	130,085	110,954
Credit facility borrowings (all term loan)	170,000	210,000
Total long-term debt	425,914	466,989
Total liabilities	931,985	960,270
Total stockholders' equity	842,279	825,990